                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                  SCHEDULE 13D




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO.      2        )
                                      ---------------

                             Enviroq Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)


                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  29409M107
                  -----------------------------------------
                               (CUSIP Number)

  William J. Long, 3918 Montclair Road, Suite 206, Birmingham, Alabama 35213
                                (205) 870-0588
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              November 14, 1996
-------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3)or(4), check the following box. [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
                                                             13D
  CUSIP No. 29409M107                                                                PAGE    2    OF    11    PAGES
            ----------------------------                                                  -------    --------

-------------------------------------------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                SCE, Incorporated
                63-6012699

-------------------------------------------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                             (a) [ ]

                                                                                                             (b) [x]
-------------------------------------------------------------------------------------------------------------------
   3  SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
                OO

-------------------------------------------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
-------------------------------------------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        Alabama
-------------------------------------------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
                                    0

                     ----------------------------------------------------------------------------------------------
     NUMBER OF       8   SHARED VOTING POWER
      SHARES                        294,900 shares
   BENEFICIALLY      ----------------------------------------------------------------------------------------------
   OWNED BY EACH     9   SOLE DISPOSITIVE POWER
     REPORTING                      0
      PERSON
       WITH          ----------------------------------------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                                    294,900 shares

-------------------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                294,900 shares
-------------------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             [ ]

-------------------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                29.2%

-------------------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
                CO
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


          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                             13D
  CUSIP No. 29409M107                                                                PAGE    3    OF    11      PAGES
            ----------------------------                                                  -------    ----------

-------------------------------------------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Sullivan, Long & Hagerty, Inc.

-------------------------------------------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [x]
-------------------------------------------------------------------------------------------------------------------
   3  SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
                OO

-------------------------------------------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
-------------------------------------------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        Alabama
-------------------------------------------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
                                    9,318 shares

                     ----------------------------------------------------------------------------------------------
     NUMBER OF       8   SHARED VOTING POWER
      SHARES                        294,900 shares
   BENEFICIALLY      ----------------------------------------------------------------------------------------------
   OWNED BY EACH     9   SOLE DISPOSITIVE POWER
     REPORTING                      9,318 shares
      PERSON
       WITH          ----------------------------------------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                                    294,900 shares

-------------------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                304,218 shares
-------------------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]

-------------------------------------------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                30.1%
-------------------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON          CO
-------------------------------------------------------------------------------------------------------------------


          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                             13D
  CUSIP No. 29409M107                                                                PAGE    4    OF    11     PAGES
            ----------------------------                                                  -------    ---------

-------------------------------------------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Charles A. Long, Jr.

-------------------------------------------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                          (a) [ ]

                                                                                                          (b) [x]


-------------------------------------------------------------------------------------------------------------------
       SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
                OO

-------------------------------------------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  [ ]
-------------------------------------------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
                                    1,680 shares

                     ----------------------------------------------------------------------------------------------
     NUMBER OF       8   SHARED VOTING POWER
      SHARES                        308,224 shares
   BENEFICIALLY      ----------------------------------------------------------------------------------------------
   OWNED BY EACH     9   SOLE DISPOSITIVE POWER
     REPORTING                      1,680 shares
      PERSON
       WITH          ----------------------------------------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                                    308,224 shares

-------------------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                309,904 shares
-------------------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]

-------------------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                30.7%
-------------------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
                IN
-------------------------------------------------------------------------------------------------------------------


          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                             13D
  CUSIP No. 29409M107                                                                PAGE    5    OF    11    PAGES
            ----------------------------                                                  -------    --------

-------------------------------------------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                William J. Long

-------------------------------------------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                      (a) [ ]

                                                                                                      (b) [x]

-------------------------------------------------------------------------------------------------------------------
   3  SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
   4  SOURCE OF FUNDS
                OO

-------------------------------------------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
-------------------------------------------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
                                    269 shares

                     ----------------------------------------------------------------------------------------------
     NUMBER OF       8   SHARED VOTING POWER
      SHARES                        309,632 shares
   BENEFICIALLY      ----------------------------------------------------------------------------------------------
   OWNED BY EACH     9   SOLE DISPOSITIVE POWER
     REPORTING                      269 shares
      PERSON
       WITH          ----------------------------------------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                                    309,632 shares

-------------------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                309,901 shares
-------------------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                30.7%
-------------------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
                IN
-------------------------------------------------------------------------------------------------------------------


          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                 This Amendment No. 2 amends and supplements the statement on
                 Schedule 13D filed with the Securities and Exchange Commission ("Commission") on April 28, 1995 (the "Original Schedule 13D"), and the Amendment No. 1 to Schedule 13D filed with the Commission on March 12, 1996 (the "Amendment No. 1") with respect to the common stock, par value $.01 per share, of Enviroq Corporation, a Delaware corporation (the "Issuer").


ITEM 2.          IDENTITY AND BACKGROUND

                 WILLIAM J. LONG

                 (b) William J. Long's business address is 3918 Montclair Road,
                     Suite 206, Birmingham, Alabama 35213.

                 (c) The principal occupation of William J. Long is serving in the position of President and Chief Executive Officer of the Issuer. The address of the Issuer is 3918 Montclair Road, Suite 206, Birmingham, Alabama 35213. Issuer is principally engaged in the development, commercialization, formulation and marketing of spray-applied resinous products.

ITEM 4.          PURPOSE OF TRANSACTION

                 Item 4 of the original Schedule 13D is hereby amended as set forth in this Amendment No. 2. SCE, Incorporated, an Alabama corporation ("SCE"), and Sullivan, Long & Hagerty, an Alabama corporation ("SLH"), have received notice from Fidelity and Deposit Company of Maryland ("F&D") that F&D intends to foreclose on the shares of Issuer that are owned by SCE and SLH (the "Shares") and are pledged to F&D in accordance with the Financial Assistance Agreement dated December 22, 1995 (the "Assistance Agreement") by and among SCE, SLH and F&D. The Assistance Agreement was filed previously with the Commission as Exhibit 1 to Amendment No. 1. SCE and SLH are also informed that William J. Long has arranged to purchase the Shares from F&D at a purchase price of $2.15 per share, for an aggregate purchase price of $654,068.70. SCE and SLH are informed and believe that the purchase price for the Shares will be applied against the amount of the debt owed by SCE and SLH to F&D. Upon consummation of this transaction, neither SCE nor SLH will have beneficial ownership of any shares of common stock of the Issuer. SCE and SLH are also informed and believe that William J. Long has filed a separate
                 Schedule 13D with respect to his beneficial ownership in the shares of common stock of the Issuer.

ITEM 5.          INTEREST IN SECURITIES OF THE ISSUER.

                 See Item 4 above.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                 See Item 4 above.

ITEM 7.          MATERIAL TO BE FILED AS EXHIBITS.

                 A conformed copy of the agreement dated November 8, 1996 between William J. Long and Fidelity and Deposit Company of Maryland providing for the purchase of the Shares has been filed by William J. Long on a separate Schedule 13D and is incorporated herein by reference. Attached hereto as Exhibit
                 1 are written agreements of certain persons relating to the filing of this statement. Attached as Exhibits 99.1 and 99.2 are, respectively, the original Schedule 13D filed on April 28, 1995, and the Amendment No. 1 to Schedule 13D filed on March 12, 1996.




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


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  November 18, 1996

                                                 SCE, INCORPORATED


                                       By:  /s/ RUTH P. CANTERBURY
                                          -------------------------------------
                                          Ruth P. Canterbury, President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  November 18, 1996

                                           SULLIVAN, LONG & HAGERTY, INC.


                                       By:   /s/ RUTH P. CANTERBURY
                                          -------------------------------------
                                           Ruth P. Canterbury, President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  November 18, 1996




                                             /s/ CHARLES A. LONG, JR.
                                          -------------------------------------
                                                Charles A. Long, Jr.





                                    8 of 11

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  November 18, 1996


                                            /s/ WILLIAM J. LONG
                                          -----------------------------------
                                                    William J. Long





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

                                        EXHIBIT 1

                                        AGREEMENT



         The undersigned hereby states and agrees that the attached Amendment No. 2 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  November 18, 1996

                                                     SCE, INCORPORATED


                                           By:  /s/ RUTH P. CANTERBURY
                                              --------------------------------
                                              Ruth P. Canterbury, President



         The undersigned hereby states and agrees that the attached Amendment No. 2 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  November 18, 1996

                                             SULLIVAN, LONG & HAGERTY, INC.


                                           By:   /s/  RUTH P. CANTERBURY
                                              ---------------------------------
                                              Ruth P. Canterbury, President



         The undersigned hereby states and agrees that the attached Amendment No. 2 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  November 18, 1996




                                                 /s/ CHARLES A. LONG, JR.
                                              --------------------------------
                                                    Charles A. Long, Jr.

         The undersigned hereby states and agrees that the attached Amendment No. 2 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  November 18, 1996




                                                /s/ WILLIAM J. LONG
                                              ---------------------------------
                                                        William J. Long





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